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                                   Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER


            This AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of December 31, 1997 is entered into by and between Lexington Corporate Properties, Inc., a Maryland corporation ("Corporate"), and Lexington Corporate Properties Trust, a Maryland statutory real estate trust (the "MDREIT").

            WHEREAS, the respective Boards of Directors of Corporate and MDREIT have approved the tax-free merger of Corporate with and into MDREIT (the "Merger"), upon the terms and subject to the conditions set forth herein, as a result of which Corporate will merge with MDREIT and the shareholders of Corporate will be entitled to receive the consideration provided in this Agreement.

            NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, covenants and agreements hereinafter contained, Corporate and MDREIT agree as follows:

                                    ARTICLE I

                                   The Merger

            SECTION 1.01. Surviving Entity. In accordance with the provisions of this Agreement and applicable Maryland law, at the Effective Date (as defined in Section 1.06), Corporate shall be merged with and into MDREIT, and MDREIT shall be the surviving entity in the Merger (hereinafter sometimes called the "Surviving Entity"). At the Effective Date, the separate existence of Corporate shall cease.

            SECTION 1.02. Declaration of Trust. As of the Effective Date, the Declaration of Trust of MDREIT immediately prior to the Effective Date shall be the Declaration of Trust of the Surviving Entity, until thereafter amended as provided by law or in such Declaration of Trust.

            SECTION 1.03. By-laws. The By-laws of MDREIT as in effect at the Effective Date shall be the By-laws of the Surviving Entity, until thereafter amended or repealed as provided by law.

            SECTION 1.04. Trustees. The directors of Corporate at the Effective Date shall, from and after the Effective Date, be the trustees of the Surviving Entity and shall hold office from the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Declaration of Trust and By-laws of the Surviving Entity, or as otherwise provided by law.
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            SECTION 1.05. Officers. The officers of Corporate at the Effective
Date shall, from and after the Effective Date, be the officers of the Surviving Entity and shall hold office from the Effective Date, be the officers of the Surviving Entity and shall hold office from the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Declaration of Trust and By-laws of the Surviving Entity, or as otherwise provided by law.

            SECTION 1.06. Effective Date. The Merger shall become effective at the time of filing of the Articles of Merger with the Secretary of State of the State of Maryland in accordance with the provisions of applicable Maryland law. The Articles of Merger shall be filed with the Secretary of State of the State of Maryland. The date when the Merger becomes effective is herein referred to as the "Effective Date".

            SECTION 1.07. Additional Actions. If, at any time after the Effective Date, the Surviving Entity determines that any deeds, bills of sale, assignments, assurances or any other acts or things are necessary or desirable
(a) to vest, perfect or confirm, of record or otherwise, in the Surviving Entity, its right, title or interest in, to or under any of the rights, properties or assets of Corporate acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Entity and its proper officers and directors shall be authorized to execute and delivery, in the name and on behalf of Corporate, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of Corporate, all such other acts and things necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to or under such rights, properties or assets in the Surviving Entity or otherwise to carry out the purposes of this Agreement.

            SECTION 1.08. Conversion of Company Common Stock and Preferred
Stock.

            (i) Each share of Corporate's common stock, par value $0.0001 per share (the "Company Common Stock"), and each share of Class A Senior Cumulative Convertible Preferred Stock, par value $0.0001 per share (the "Company Preferred Stock"), actually issues and outstanding at the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, (A) in the case of Company Common Stock be converted into one validly issued, fully paid and non-assessable share of the common stock, par value $0.0001 per share, of MDREIT (the "MDREIT Common Stock") and (B) in the case of Company Preferred Stock, be converted into one validly issued, fully paid and non-assessable share of Class A Senior Cumulative Convertible Preferred Stock, par value $0.0001 per share, of MDREIT (the "MDREIT Preferred Stock"). Certificates representing shares of Company Common Stock and Company Preferred Stock before the Merger will represent MDREIT Common Stock and MDREIT Preferred Stock, respectively, after the Merger and it will not be


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necessary for stockholders of Corporate to surrender or exchange their existing stock certificates for new stock certificates.

            (ii) Each share of Company Common Stock held by Corporate at the Effective Date shall, by virtue of the Merger, be cancelled without payment of any consideration therefor and without any conversion thereof.


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            IN WITNESS WHEREOF, each of Corporate and MDREIT has executed this
Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the day and year first above written.


                                LEXINGTON CORPORATE
                                PROPERTIES, INC.


                                By: /s/   T. WILSON EGLIN
                                    --------------------------------------
                                    Name: T. Wilson Eglin
                                    Title:    President

                                LEXINGTON CORPORATE
                                PROPERTIES TRUST


                                By: /s/   T. WILSON EGLIN
                                    --------------------------------------
                                    Name: T. Wilson Eglin
                                    Title:    President


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